Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to  Registration Statement (File No. 333-163380)  of CorMedix Inc. on Form S-1 of our report, dated March 31, 2014, on our audits of the consolidated financial statements of CorMedix Inc. and subsidiary as of December 31, 2013 and 2012, and for the years then ended, and for the period from July 28, 2006 (inception) to December 31, 2013 which report is included in the Annual Report on Form 10-K of CorMedix Inc. for the year ended December 31, 2013. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Roseland, New Jersey
February 3, 2015